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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT


         This Agreement is made and is effective as of November 1, 2004 by and between Community Bank of Nevada, a Nevada state banking corporation ("Bank"), its parent company Community Bancorp, a Nevada corporation ("Bancorp") and Cathy Robinson ("Executive").

         WHEREAS, the Bank wishes to employ Executive as its Executive Vice President and Chief Financial Officer as specified herein and to benefit from Executive's services for the period provided in this Agreement, and Executive wishes to serve in the employ of the Bank as its Executive Vice President and Chief Financial Officer on a full-time basis solely in accordance with the terms hereof for such purposes; and

         WHEREAS, the Board of Directors of the Bank and Bancorp determined that the best interests of the Bank would be served by Executive's employment with the Bank and Bancorp under the terms of this Agreement;

         NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions.

                  (a) "Agreement" means this employment agreement and any amendments hereto complying with Section 20(a) hereof.

                  (b) "Board" means the Board of Directors of the Bank and/or the Board of Directors of Bancorp as the context requires.

                  (c)  "Cause" shall mean Executive's:

                           (i) Breach or willful neglect of his duties and
                  responsibilities;

                           (ii) Conviction for a felony offense or a misdemeanor
                  offense involving moral turpitude under the laws of the United States or any state;

                           (iii) Material breach of this Agreement;


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                           (iv) Acts of fraud, dishonesty, misappropriation or
                  embezzlement committed by Executive which result in his personal enrichment or which damages or harms the Bank or Bancorp;

                           (v) Breach of Executive's duty of loyalty and/or
                  fiduciary duties; and

                           (vi) Repeated willful failure to comply with Bank's
                  or Bancorp's orders or directives or company rules, regulations, policies, procedures or practices.

                  (d) "Change in Control" means a change of control of the Bank or Bancorp of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act, whether or not the Bank or Bancorp is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

                           (i) there is a transfer, voluntarily or by hostile
                  takeover, by proxy contest (or similar action), operation of law, or otherwise, of Control of the Bank or Bancorp;

                           (ii) any Person is or becomes the "beneficial owner"
                  (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereof), directly or indirectly, of securities of the Bank or Bancorp representing 20% or more of the combined voting power of the Bank's or Bancorp's then outstanding securities;

                           (iii) the individuals who were members of the Board
                  immediately prior to a meeting of the shareholders of the Bank or Bancorp, which meeting involves a contest for the election of directors, do not constitute a majority of such board following such meeting or election;

                           (iv) a merger, consolidation or sale of all or
                  substantially all of the assets of the Bank or Bancorp; or

                           (v) there is a change, during any period of two
                  consecutive years, of a majority of the Board or of the Board of Directors of Bancorp as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.


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                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "Control" means the possession, direct or indirect, by any Person or "group" (as defined in Section 13(d) of the Securities Exchange Act) of the power to direct or cause the direction of the management policies of the Bank or Bancorp, whether through ownership of voting securities, by contract or otherwise, and in any case means the ability to determine the election of a majority of the directors of the Bank or Bancorp.

                  (g) "Disability" means physical or mental illness resulting in Executive's absence on a full-time basis from Executive's duties with the Bank or Bancorp for 180 calendar days, subject to the procedure described in Section 7(a).

                  (h) "Expiration" means the termination of this Agreement (including Executive's employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

                  (i) "Person" means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

                  (j) "Resign for Good Reason" or "Resignation for Good Reason" has the meaning found in Section 7(d).

                  (k) "Term" means the initial term of this Agreement and any extensions hereof, as provided in Section 4, whether prior to or following a Change in Control.

                  (l) "Termination" or "Terminate(d)" means the termination of Executive's employment hereunder for any of the following reasons unless the context indicates otherwise:

                           (i) Retirement by Executive;

                           (ii) Death of Executive;

                           (iii) Disability;

                           (iv) Expiration;

                           (v) Resignation for Good Reason;

                           (vi) Resignation other than Resignation for Good
                  Reason;


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                           (vii) Termination Without Cause; and

                           (viii) Termination for Cause.

                  (m) "Termination Without Cause" or "Terminate(d) Without Cause" means the cessation of Executive's employment hereunder for any reason except:

                           (i) A resignation by Executive;

                           (ii) Termination for Cause;

                           (iii) Retirement;

                           (iv) Disability;

                           (v) Death; or

                           (vi) Expiration.

         2. Employment. Employment of Executive by Bancorp, as provided in
Section 3 below, is upon the terms and conditions hereinafter set forth. In this Agreement, notwithstanding the foregoing, in the event of any Termination Without Cause pursuant to Section 7 of this Agreement, all severance and other benefits provided for in Section 8 of this Agreement shall be provided by the Bank to the Executive in lieu of any other severance, compensation or benefits (except that Executive shall be permitted to exercise his right to seek continuing health benefits under COBRA).

         3. Position and Responsibilities. The Executive shall serve as Executive Vice President and Chief Financial Officer of the Bank and Executive Vice President and Chief Financial Officer of the Bancorp and, subject to the provisions of Section 5 below, shall have such responsibilities, duties and authority set forth in the Articles of Incorporation and Bylaws of Bank and the Articles of Incorporation and Bylaws of Bancorp and as are generally associated with such positions and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. During the Term of this Agreement, the Executive shall devote all her time, attention, skill and efforts during normal business hours to the business and affairs of the Bank and Bancorp.

         4. Term of Agreement. Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive's employment shall be deemed to have commenced as of November 1, 2004, and shall continue for an initial term of two (2) calendar years and 61 days thereafter and any extensions thereafter, expiring on December 31, 2006, unless extended as


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provided herein. The initial term shall automatically be extended for an additional one (1) full calendar year without further action by the parties on January 1, 2005, and on each succeeding January 1 thereafter, such that as of each such January 1, this Agreement shall have a remaining term of three (3) calendar years. Each party, Bank, Bancorp or Executive, may stop an automatic calendar year extension, however, by serving written notice ("Notice of Non-Renewal") upon the other within 90 calendar days prior to January 1, 2005 or within 90 calendar days prior to January 1 of any succeeding year, as the case may be, of such party's intention that this Agreement shall expire at the end of such Term. In the event the Bank or Bancorp retains Executive as an employee following the expiration of the Term, such employment, absent a written agreement to the contrary, will be on an at-will basis with such compensation and upon such terms as the parties may then agree, subject to termination at any time with or without cause, and without liability. If the Bank or Bancorp does not retain Executive as an employee after the Expiration of the Term, Executive's employment shall cease without further liability of the parties to each other. Executive's employment shall also terminate, and the Term of this Agreement will expire, upon Executive's resignation (unless resignation is for Good Reason after a Change in Control), retirement, death or Disability, or upon Executive's Termination for Cause or Termination Without Cause.

         5. Duties.

                  (a) Bank and Bancorp and Executive hereby agree that, subject to the provisions of this Agreement, the Bank or Bancorp shall employ Executive, and Executive shall serve the Bank and Bancorp (from date of appointment) as Executive Vice President and Chief Financial Officer for the Term of this Agreement.

                  (b) During the Term hereof, Executive shall devote substantially all of his or her business time, attention, skill and efforts to the faithful performance of the business of the Bank and Bancorp to the fullest extent necessary to properly discharge his or her duties and responsibilities hereunder. Executive's position and duties with the Bank and Bancorp shall be as identified from time to time by the Boards. Further, with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in such Board's judgment, will not present any material conflict of interest with the Bank and Bancorp and will not unfavorably affect the performance of Executive's duties pursuant to this Agreement.

         6. Salary, Bonus Payments and Related Matters.

                  (a) Salary. During the period of the Executive's employment hereunder, the Bank shall pay to the Executive a base salary of $145,000 per year. All base salary owed to Executive shall be payable at regular intervals in accordance with the Bank's normal payroll


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practices now or hereafter in effect. Executive's salary shall be reviewed at least annually by the Board or a committee designated by the Board and shall be adjusted based upon Executive's job performance and the Bank's financial condition and performance; provided, however, that in no event shall Executive's monthly salary be lower than the initial amount set forth above unless, in the good faith judgment of the Board, the financial condition of the Bank requires a general decrease in the salaries of all executive officers of the Bank. The first such salary review shall be undertaken no later than December 1, 2004 and completed no later than January 15, 2005. Notwithstanding the foregoing, if there is a Change in Control, Executive's salary shall not be less than Executive's annual salary for the year immediately preceding the Change in Control. It is agreed to by Bank, Bancorp and Executive that all compensation (other than stock options) earned and payable to Executive under this Agreement be paid by Bank and not by Bancorp.

                  (b) Bonuses. Executive may receive certain annual bonus compensation during the Term of this Agreement as follows:

                           (i) Incentive Bonus. During each year of the Term
                  Executive shall receive a bonus in an amount which is equal to the Executive's portion of the Bank's Senior Management Plan as determined by the Bank's Board of Director's annually, provided that the requirements of said Senior Management Plan have been satisfied for each such year. This bonus shall be paid within ninety (90) days of the end of the calendar year for which the bonus is earned even if a payment is due after the expiration of the Term.

                           (ii) Discretionary Bonus. Executive may also, in the
                  discretion of the Board of Directors, receive an additional bonus based on individual merit and performance. The amount of this bonus, if any, in any such year shall be determined by the Board of Directors, in its sole discretion.

                  (c) Expenses. During the period of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by the Bank.

                  (d) Employee Benefits and Perks. During the period of the Executive's employment hereunder, the Executive shall be entitled to participate in all employee benefits plans or arrangements of the Bank on the same basis as other employees of the Bank including, without limitation, plans or arrangements providing medical insurance, dental insurance, life insurance, disability insurance, sick leave, vacation or retirement. Executive shall also be entitled to (i) an automobile for business and personal use, (ii) use of a Bank provided credit card(s), cell phones, and (iii) such other perks (if such are being so provided) upon the terms and conditions previously in effect.


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         7. Termination.

                  (a) Resignation, Retirement, Death or Disability. Executive's employment hereunder shall cease at any time by Executive's resignation (other than a resignation for Good Reason as provided in Section 7(d)), or by Executive's retirement, death or Disability. If Employee's employment terminates as a result of Employee's death or permanent disability, no compensation or payments will be made other than accrued compensation and benefits. Disability shall be determined in accordance with the terms of the Company's policies and procedures and applicable law.

                  (b) Termination for Cause. Executive's employment shall cease upon a good faith finding of Cause by the Board; provided, however, that Executive shall be given written notice of the Board's finding of conduct by Executive amounting to Cause for such termination. Said notice shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of a quorum of the Board at a duly-noticed meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct amounting to Cause and specifying the particulars thereof; provided, however, that after a Change in Control, such resolution may be adopted only by the affirmative vote of not less than a majority of a committee composed of at least three (3) disinterested outside directors of the Bank or Bancorp. In the absence of at least three (3) disinterested outside directors, a determination of Cause shall be submitted to and made by an arbitrator(s) pursuant to Section 19 hereof.

                  (c) Termination Without Cause. Executive's employment may be terminated Without Cause pursuant to this Section 7(c) upon 30 days' notice for any reason, subject to the payment of all amounts required by Section 8 hereof.

                  (d) Resignation for Good Reason. Following a Change in Control during the Term hereof, Executive may Resign for Good Reason within 90 days of Executive's discovery of the occurrence of one or more of the following events, any of which shall constitute "Good Reason" for such Resignation for Good
Reason:

                           (i) Without Executive's express written consent, the
                  assignment to Executive of any duties materially inconsistent with Executive's position, duties, responsibilities and status with the Bank or Bancorp immediately prior to the Change in Control, or any subsequent removal of Executive from or any failure to re-elect him to any such position;

                           (ii) Without Executive's express written consent, the
                  termination and/or material reduction in Executive's facilities (including office space and


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                  general location) and staff reporting and available to
                  Executive immediately prior to the Change in Control;

                           (iii) A material reduction (ten percent or greater)
                  by the Bank of Executive's base salary or of any bonus compensation applicable to him as in effect immediately prior to the Change in Control;

                           (iv) A failure by the Bank to maintain any of the
                  employee benefits and perks to which Executive was entitled immediately prior to the Change in Control at a level substantially equal to or greater than the value of those employee benefits and perks in effect immediately prior to the Change in Control; or the taking of any action by the Bank which would materially affect Executive's participation in or reduce Executive's benefits under any such benefits or `perks' plans, programs or policies, or deprive Executive of any material fringe benefits enjoyed by him immediately prior to the Change in Control;

                           (v) The Bank or Bancorp requiring Executive to be
                  based anywhere other than in the county in which the Bank's or Bancorp's principal business location is currently situated, except for required travel on the Bank's or Bancorp's behalf to an extent substantially consistent with Executive's present business travel obligations;

                           (vi) Any purported Termination of Executive's
                  employment by the Bank other than those effected in good faith pursuant to Sections 7(a) and 7(b);

                           (vii) The failure of the Bank or Bancorp to obtain
                  the assumption of this Agreement by any successor; or

                           (viii) Receipt by Executive of a Notice of
                  Non-Renewal.

                  (e) Supervisory Suspension. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's or Bancorp's affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, the Bank's or Bancorp's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall, (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                  (f) Regulatory Removal. If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's or Bancorp's affairs by an order issued


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under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of the Bank and Bancorp under this Agreement shall terminate as of the effective date of the order.

         8. Payments to Executive Upon Termination.

                  (a) Death, Disability or Retirement. In the event of Termination of this Agreement due to Executive's death, Disability or retirement, Executive or Executive's spouse and/or estate shall be entitled to all benefits generally available to Bank and Bancorp employees, or their spouses and/or estates, as of the date of such death, Disability or retirement, without reduction.

                  (b) Resignation Without Good Reason or Expiration. In the event of Executive's resignation (other than a Resignation for Good Reason), or upon Expiration, the Bank and Bancorp shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law. In addition, Executive will also be entitled to collect any vested retirement benefits pursuant to the terms of the plan and accrued vacation benefits.

                  (c) Termination for Cause. In the event Executive is Terminated for Cause, the Bank or Bancorp shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law. In addition, Executive will also be entitled to collect any vested retirement benefits pursuant to the terms of the plan and accrued vacation benefits.

                  (d) Termination Without Cause Prior to a Change in Control. Upon the occurrence of a Termination Without Cause prior to a Change in Control, as severance pay and in lieu of damages for breach of this Agreement, Bank shall pay Executive accrued compensation and benefits at the time of such termination; all vested retirement benefits will paid in accordance with the terms of the retirement plan; and, upon the execution and delivery of a full and complete release of claims by Executive (in a form acceptable to Bank and Bancorp), Bank shall pay Executive, in the aggregate, a lump sum severance payment equal to (i) twelve (12) months base salary then in effect plus (ii) one (1) times the amount of Executive's bonus for the year preceding the termination, less applicable state and federal withholdings. Such lump sum shall be paid not later than the tenth (10th) day following the date of Termination Without Cause. Notwithstanding the foregoing, if a Change in Control occurs during the twelve
(12) months following any termination of Executive pursuant to Section 7(c), Executive shall be entitled to receive the amount of the lump sum severance payment provided in Section 8(e) hereof less the amount of any payments already received pursuant to this Section 8(d).

                  (e) Termination Without Cause or Resignation for Good Reason, After a


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Change in Control. If in the 24 month period following a Change in Control,
Executive (i) Resigns for Good Reason or (ii) is otherwise Terminated Without Cause, Bank shall pay Executive accrued compensation and benefits at the time of such termination; all vested retirement benefits will paid in accordance with the terms of the retirement plan; and, upon the execution and delivery of a full and complete release of claims by Executive (in a form acceptable to Bank and Bancorp), Bank shall pay Executive, in the aggregate, a lump sum severance payment equal to (A) twenty four (24) months base salary then in effect plus (B) two (2) times the amount of Executive's bonus for the year preceding the termination. Such lump sum shall be paid not later than the tenth (10th) day following the date of Termination Without Cause or a Resignation for Good Reason. In addition, the Bank will continue to pay the Employer portion of the health insurance continuation premiums for the Executive (COBRA) for a period of twelve (12) months following termination. Executive will be responsible for paying his or her portion of the premium, plus the 1.0% COBRA administration fee during said period.

                  (f) Source of Payments. All payments provided in Section 8 shall be paid in cash from the general funds of the Bank, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.

                  (g) Consistent Returns. The Bank, Bancorp and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither the Bank nor Executive will file any returns or reports which take a contrary position.

                  (h) Reduction or Limitation on Payments.

                           (i) Notwithstanding anything in the foregoing to the
                  contrary, if the payments made to Executive following a Termination Without Cause or Resignation For Good Reason or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank or Bancorp would constitute a "parachute payment" (as defined in Section 280G of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Bank's and Bancorp's independent auditors or if such firm is no longer providing tax services to Bank or Bancorp to such other tax advisor as shall be mutually acceptable to Bank, Bancorp and Executive, and such determination shall be conclusive and binding on the Bank, Bancorp and Executive with respect to the treatment of the payment for tax reporting purposes.

                           (ii) This Agreement, and any payments or benefits
                  hereunder, are made


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                  expressly subject to and conditioned upon compliance with all federal and state law, regulations and policies relating to the subject matter of this Agreement, including but not limited to the provisions of law codified at 12 U.S.C. Section1828(k), the regulations of the FDIC codified as 12 C.F.R. Part 359, and any successor or similar federal or state law or regulation applicable to the Bank or Bancorp. Employee acknowledges that she understands the sections of law and regulations cited above and that the Bank's and Bancorp's obligations to make payments hereunder are expressly relieved if such payments violate any federal or state law or regulation applicable to the Bank or Bancorp.


         9. Nondisclosure of Confidential Information. Executive acknowledges that, in the course of employment with the Bank, Executive will have access to confidential information. "Confidential Information" includes, but is not limited to, information about the Bank and Bancorp, its affiliates and its clients, pricing information, financing arrangements, research materials, manuals, computer programs, formulas, techniques, data, marketing plans and tactics, technical information, lists of asset sources and customers, the processes and practices of the Bank and Bancorp, and their affiliates, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated by the Bank and Bancorp, or their affiliates as confidential or that Executive knows or should know is confidential. Confidential Information also includes information provided by third parties that the Bank and Bancorp, or their affiliates are obligated to keep confidential; and all other proprietary information of the Bank and Bancorp, or their affiliates. Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Bank and Bancorp or their affiliates, as applicable, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive in connection with employment by the Bank. Executive agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Bank or their affiliates, as applicable, both during his employment with the Bank and Bancorp and after his employment has ended. Executive agrees that she will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work done by Executive for the Bank and Bancorp. Executive agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Bank and Bancorp or their affiliates to ensure maintenance of the confidentiality of the Confidential Information. Executive agrees that, unless compelled by law, Executive shall not, during or after employment with the Bank, make any comments or other communications contrary to the interests of, or disparaging the goodwill or reputation of, the Bank and Bancorp, their business or any of their products, services, controlling persons, affiliates, officers, directors, or executives. Executive agrees, in addition to the specific


                                       11
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covenants contained herein, to comply with all of Bank's and Bancorp's policies and procedures for the protection of Confidential Information.

         10. Exclusions. Paragraph 9 shall not apply to the following information: (a) information now and hereafter voluntarily disseminated by the Bank or Bancorp to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to Executive as documented by written records which predate Executive's employment with the Bank but that was not subject to any obligation of confidentiality; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (d) information independently developed by Executive after termination of his employment.

         11. Confidential, Proprietary and Trade Secret Information of Others. Executive represents and warrants that she is not under any pre-existing obligation that conflicts or is in any way inconsistent with the provisions of this Agreement. Executive represents and warrants that she has not granted any rights or licenses to any intellectual property or technology that would conflict with Executive's obligations under this Agreement. Executive further represents and warrants that she has disclosed to the Bank and Bancorp any agreement to which Executive is or has been a party regarding the confidential information of others and Executive understands that Executive's employment by the Bank and Bancorp will not require Executive to breach any such agreement. Executive will not disclose protected confidential information of third parties to the Bank or Bancorp nor induce the Bank and Bancorp to use any such protected confidential information received from another under an agreement or understanding prohibiting such use or disclosure.

         12. No Unfair Competition. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Bank's or Bancorp's Confidential Information obtained by Executive by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Bank or Bancorp either during the Term or at any time thereafter.

         13. Ownership of Copyrights. Executive agrees that all original works of authorship not otherwise within the scope of Paragraph 14 that are conceived or developed during Executive's employment with the Bank, either alone or jointly with others, if on the Bank's time, using Bank or Bancorp facilities, or relating to the Bank and Bancorp are "works for hire" to the greatest extent permitted by law and shall be owned exclusively by the Bank and Bancorp, and Executive hereby assigns to the Bank or Bancorp all of Executive's right, title, and interest in all such original works of authorship and mask works. Executive agrees that the Bank and Bancorp shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Bank and Bancorp reasonably determines to be necessary or convenient for establishing in the Bank's or Bancorp's name the copyright to any such original works of authorship. Executive shall claim no interest in any inventions, copyrighted material, patents, or


                                       12
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patent applications unless Executive demonstrates that any such invention, copyrighted material, patent, or patent application was developed before she began any employment with the Bank or Bancorp. This provision is intended to apply only to the extent permitted by applicable law.

         14. Ownership of Records. Any written record that Executive may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship or mask works made by Executive, alone or jointly with others, in the course of Executive's employment with the Bank and Bancorp shall remain the property of the Bank and Bancorp. Executive shall furnish the Bank and Bancorp any and all such records immediately upon request.

         15. Return of Bank's Property and Materials. Upon termination of employment with the Bank, Bancorp and Executive shall deliver to the Bank and Bancorp all Bank and Bancorp property and materials that are in Executive's possession or control, including all of the information described as Confidential Information in Paragraph 9 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, know-how, original works of authorship, or mask works of the Bank or Bancorp.

         16. Waivers not to be Continued. Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party.

         17. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.


                  A.       If to the Bank, to:

                           Community Bank of Nevada
                           400 S. 4th Street, Suite 215
                           Las Vegas, Nevada  89101
                           Attn: Chairman of the Board

                  B.       If to Bancorp, to:

                           Community Bank of Nevada
                           400 S. 4th Street, Suite 215


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

                           Las Vegas, Nevada  89101
                           Attn: Chairman of the Board


                  C.       If to Executive, to:

                           Cathy Robinson
                           919 Santa Ynez
                           Henderson, Nevada  89015


and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         18. Indemnification. To the maximum extent and when permitted by applicable law, the Articles of Incorporation and Bylaws of Bank and the Articles of Incorporation and Bylaws of Bancorp and resolutions of the Boards of Directors of the Bank and Bancorp in effect from time to time (except as limited below), the Bank and Bancorp shall indemnify Executive against liability or loss arising out of Executive's actual or asserted misfeasance or non-feasance in the performance of Executive's duties or out of any actual or asserted wrongful act against, or by, the Bank or Bancorp including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. In the event there is any conflict between the provisions governing indemnification for the Bank or Bancorp, it is intended by the parties that the broadest protections of each be afforded to Executive. However, the Bank and Bancorp shall have no duty to indemnify Executive with respect to any claim, issue or matter as to which Executive has been finally adjudged to be liable to the Bank or Bancorp in the performance of his duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court shall determine. The Bank and Bancorp shall endeavor to maintain Directors and Officers Liability Insurance to indemnify and insure the Bank, Bancorp and Executive from and against the aforesaid liabilities. The provisions of this Section 18 shall apply and inure to the benefit of the estate, executor, administrator, heirs, legatees or devisees of Executive.

         19. Arbitration.

         (a) Policy. In order to encourage the speedy, cost effective resolution of any disputes between the Bank and Bancorp and its employees concerning all disputes that may arise in connection with, arise out of or relate to this Agreement, or any dispute that relates in any way, in whole or in part, to hiring by, employment with or separation from Bank or Bancorp, or any other dispute by and between Bank or Bancorp, its parent and subsidiary corporations, their affiliates and each of their respective officers, directors, agents and employees, on the one hand, and Executive, on the other hand, shall be submitted to binding arbitration. Such arbitration supplants, replaces and waives any right that the employee or the Bank or Bancorp may have to pursue any dispute, claim or controversy relating to employment with, or as a result of the termination of employment from, the Bank or Bancorp (including claims for employment discrimination and harassment), in any court, agency, tribunal or other forum, including a civil action before any jury. Notwithstanding the foregoing, nothing herein is intended to nor shall preclude any employee from filing any administrative charge of discrimination with any governmental agency.

         (b) Procedure:

                  (i) Except to the extent specifically modified herein, all arbitrations under this policy shall be conducted in accordance with the JAMS Arbitration Rules and Procedures for Employment Disputes as are in effect at the time the dispute arises, and such rules are specifically incorporated herein by this reference. Copies of the Arbitration Rules shall be made available to employees upon request.

                  (ii) Either Executive or the Bank and Bancorp may initiate arbitration. Executive may initiate arbitration by delivering to the Bank and Bancorp through personal delivery, certified or registered mail, a written demand for arbitration. The demand shall include a concise statement of the issue(s) to be arbitrated, along with a statement setting forth the relief requested. Along with the demand for arbitration, Executive shall submit a check or money order payable to "JAMS" in the amount of one hundred fifty dollars ($150) as his or her portion of the administrative fees of the arbitration. Thereafter, the remaining costs of the arbitration, such as the arbitrator's fees, costs of a court reporter, and room rental fees, if any, shall be paid by the Bank and Bancorp. Any remaining fees and costs, including but not limited to attorneys fees shall, subject to any remedy to which the prevailing party may be entitled to under the law, be borne by each party to the same extent as that party would be responsible for such fees and costs should the matter be litigated in court.

                  (iii) If the Bank or Bancorp initiates arbitration, it shall do so by delivering to Executive, through personal delivery, certified or registered mail, a written demand for arbitration. The demand shall contain a concise statement of the issue(s) to be arbitrated, along with a statement setting forth the relief requested. In all respects, any arbitration initiated by the Bank and Bancorp shall proceed in the same manner as set forth in paragraph (ii) above, with the exception that Executive shall not be required to pay the initial $150 administrative fee.

                  (iv) The Arbitrator shall be empowered to award either party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated in court, including but not limited to, general, special and punitive damages, recoverable costs, attorneys fees (where provided by statute or contract) and injunctive relief; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with law.

                  (v) In any arbitration conducted pursuant to this policy, either party may request the presence of a court reporter for the hearing, the costs of which shall be allocated as provided in paragraph
         (ii) above. Following the evidentiary portion of the hearing, either party shall have the right to prepare and file with the arbitrator a post-hearing brief, not to exceed fifty (50) pages in length. Any such brief shall be served on the arbitrator and the other party within thirty (30) days of the close of the evidentiary portion of the hearing, unless the parties agree to some other time period. Either party may also request and shall be granted one extension of this time period not to exceed fifteen (15) days. The arbitrator shall have the authority to grant other extensions, or to increase the page limitation set forth above, upon the request of any party for good cause shown.

                  (vi) Any disputes concerning the enforcement, scope, and/or applicability of this section 19 shall in the first instance be determined by the arbitrator. Should either the Bank and Bancorp or Executive disregard this Section 19 and pursue an action subject hereto in any court or administrative agency, upon application of the aggrieved party to a court of competent jurisdiction, the court shall order the matter to arbitration and shall award the prevailing party in any such hearing its reasonable costs and attorney's fees incurred in connection therewith. Notwithstanding the foregoing, either party shall retain the right to seek a provisional remedy pending arbitration from a court of competent jurisdiction pursuant to and consistent with Nevada law.

                  (vii) Any demand for arbitration by the Bank and Bancorp or Executive shall be filed within the statute of limitation that is applicable to the claim(s) upon which arbitration is sought or required. Any failure to demand arbitration within this time frame and according to these rules shall constitute a waiver of all rights to raise any claims in any forum arising out of any dispute that was subject to arbitration.

                  (viii) By executing this Agreement, Executive represents that she has reviewed this Section 19 and understands the terms and conditions contained herein.

                  (ix) Notwithstanding any provision to the contrary in this Agreement, should any part of this Section 19 be declared by a court of competent jurisdiction to be invalid, unlawful or otherwise unenforceable, the remaining parts shall not be affected thereby, and the parties shall arbitrate their dispute without reference to or reliance upon the invalid, unlawful or unenforceable part of this Section 19.

         20. General Provisions.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior employment agreements (but not stock option or other separate benefit agreements) among or between the parties. No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver, or termination hereof executed by the Bank, Bancorp and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

                  (b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

                  (c) No Waiver. Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  (d) Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

                  (e) Severability. If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

                  (f) Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of Nevada applicable to contracts executed and to be performed solely in the State of Nevada.

                  (g) Assumption. The Bank and Bancorp shall require any successor in interest

(whether direct or indirect or as a result of purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the business and/or assets of the Bank or Bancorp to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Bank or Bancorp would be required to perform it if no such succession had taken place.

                  (h) Advice of Counsel. Executive acknowledges that (i) she has been encouraged to consult with legal counsel of his choosing concerning the terms of this Agreement prior to executing this Agreement and (ii) Reitner & Stuart has not served as counsel to Executive in connection with this Agreement. Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

                  (i) Binding Agreement. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive's duties and obligations under this Agreement are personal to and may not be assigned by Executive. This Agreement shall inure to the benefit of and be fully enforceable by the Bank or Bancorp's successors or assigns.

                  (j) Voluntary Agreement. Executive acknowledges, warrants and represents that (a) she has read and understands each of the terms and conditions of this Agreement, including, without limitation, the provisions set forth in Sections 9 through 15, above; (b) she is entering into this Agreement, including, without limitation, the provisions set forth in Sections 9 through 15, above, and freely, voluntarily and knowingly and without any coercion or duress; and (c) Executive expressly intends that each of the terms and conditions of this Agreement be fully enforceable and enforced by any court that may later review this Agreement, if ever, and Executive never will attempt to establish, argue or otherwise claim that any of the terms and conditions of this Agreement are void, voidable or otherwise unenforceable.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


ATTEST:                                         COMMUNITY BANK OF NEVADA

___________________________                     By:_____________________________
Witness                                         Its:____________________________
                                                Print Name:_____________________


                                                COMMUNITY BANCORP


____________________________                    By:_____________________________
Witness                                         Its:____________________________
                                                Print Name:_____________________



                                                THE EXECUTIVE

____________________________                    ________________________________
Witness                                         Cathy Robinson